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                                                                  March 4, 1997




Sunshine Promotions, Inc.
10089 Allisonville Road, Suite 100
Fishers, Indiana 46038
Attention:              Dave Lucas
                        Steve Sybesma


Gentlemen:

     This letter, when countersigned by you (the "Sellers"), shall represent a statement of the mutual present intent of the parties hereto with regard to the purchase and sale (the "Acquisitions") of all of your interests in the concert and live entertainment businesses which currently consist of interests in Sunshine Promotions, Inc., Deer Creek Music Center, The Polaris Amphitheater, The Murat Centre, Suntex, Inc. and Tour Design, Inc. (collectively, the "Companies"). You have represented that, except as previously disclosed, all of your concert promotion and similar businesses are conducted through these entities.

     SFX Broadcasting, Inc., through one or more newly created wholly-owned subsidiaries (the "Buyer" or "SFX"), will acquire the Companies from the Sellers subject to the terms and conditions below.

     We understand that you own 100% of certain of the Companies and that there are minority interests with respect to the other Companies. The Acquisitions, which will be structured as asset acquisitions (except to the extent otherwise mutually agreed to), will be conditioned upon delivery of 100%, and not less than 100%, of the interests in all of the Companies at prices no greater, on a pro-rata basis, than those paid for your interests in the Companies. The Acquisitions must be structured to comply with the requirements for capital gains treatment to the Sellers for Federal Income Tax purposes. To the extent that the parties agree to reformulate the Acquisitions from asset to stock transactions, SFX will receive a decrease to the purchase prices to adjust for any loss of tax basis in the assets.

     Based upon your representations as to the equity capital structures and long term debt levels of the Companies as set forth on Exhibit A attached hereto and your ownership interests therein, SFX will pay, at closing, except as otherwise noted, the following amounts for your interests in the Companies
(i) $712,011 in cash, $4 million in shares of SFX Class A


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Mr. Dave Lucas
Mr. Steve Sybesma
March 4, 1997
Page 2


Common Stock for Sunshine ($2 million at the closing and $1 million on each of the first and second anniversaries of the closing date) and $2 million over 5 years, (ii) $13,592,681 for Deer Creek; (iii) $4,466.164 for Polaris; (iv) $3,000,000 for Murat; (v) $922,267 for Suntex and (vi) $3,117,735 for Tour
Design. Shares of SFX delivered at the closing shall be valued at the average closing price of SFX shares from the date that this letter is countersigned by you through the closing date of the Acquisitions and shares to be delivered on the anniversary of the closing date shall be valued at the average trading price for the 20 business days immediately preceding such anniversary of the closing date. In addition, SFX shall repay, at closing, all of the outstanding long term debt on Deer Creek and Polaris based upon the current levels, which you have represented to be approximately $12 million and $10 million respectively.

     The assets to be acquired in the Acquisitions shall, following the repayment of certain of the Companies debt to be repaid by the Buyer pursuant to the terms hereof, be free and clear of all liens and encumbrances other than the long term debt of the Murat (which you have represented to be approximately $4.8 million) and certain capital leases which have previously been disclosed to the Buyer and which will be assumed by the Buyer. The Buyer will also assume on-going contractual obligations related to the continued operation of the Companies and which are disclosed in the schedules to the final agreements. The Sellers shall be required to obtain all consents necessary to insure the ability of the Buyer to continue the Companies' businesses as heretofore conducted.

     The Sellers agrees that during the thirty (30) day period following the execution of this letter, it will allow the Buyer access to Sellers' financial and operating records and personnel as reasonably required by Buyer to complete the Buyer's due diligence examination of the Companies. As part of the Buyer's due diligence, you will provide us with all documents filed in connection with your previously withdrawn initial public offering with all exhibits updated as though such filing were becoming effective in the first quarter of 1997 as well as all documents listed on the attached Schedule. In addition, if we elect to audit any of the Companies' operations, you will cooperate fully with our auditors and cause your auditors to do the same.

     The Acquisition Agreements shall also provide for the Sellers to have a right of refusal, for a period of three (3) years from the closing of the Acquisitions, to acquire the Buyer's interests in Deer Creek and Polaris. The Buyer shall be required to provide the Sellers with notice prior to any third party sale of its entire interest in either amphitheater and the Sellers shall then have fifteen (15) days to submit a proposal to Buyers to acquire such interest. Buyer's shall then have fifteen (15) days to respond to Sellers' proposal. If the Buyer accepts such proposal, the Sellers shall have thirty
(30) days to enter into definitive documentation with the Buyer's, including a definitive financing guarantee. If Buyer rejects Sellers' proposal, Buyer shall be prohibited for a period of six (6) months from the date of Seller's notice from concluding its third


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Mr. Dave Lucas
Mr. Steve Sybesma
March 4, 1997
Page 3


party transaction on economic terms which are less favorable than those which were offered by the Sellers,

     Except as required by law, and in accordance with the October 22, 1996 Non-Disclosure and Confidentiality Agreement with the Sellers, the Buyer will maintain all information concerning the Sellers and the Companies as confidential, disclosing it only to those individuals and institutions consulted by Buyer in connection with the evaluation of the Acquisitions or their financing. Notwithstanding the foregoing, to the extent deemed required or advisable by the Buyer's counsel, information which normally would be disclosed in a Registration Statement under the Securities Act of 1933 or in periodic reports filed under the Securities Exchange Act of 1934 or are otherwise publicly disclosed, may be disclosed by the Buyer in such registration statements or reports, after notifying the Sellers of the proposed disclosure

     The acquisition agreements (the "Acquisition Agreements") shall contain:
(i) customary representations and warranties for a transaction of the proposed nature of the Acquisitions including, but not limited to representations and warranties regarding (a) Organization and Standing; (b) Authorization and Binding Obligation; (c) Taxes; (d) Personal Property; (e) Real Property; (f) Contracts; (g) Environmental Matters; (h) Financial Statements; (i) Personnel Information; (j) Litigation; (k) Compliance With Laws; (ii) covenants as to the operation of the Companies in the normal course in accordance with good commercial practice and the prior established practices of the Sellers; (iii) the required maintenance of the Companies physical assets in accordance with governmental regulations, sound commercial practices and the Sellers' prior operating procedures; (iv) maintenance of insurance as appropriate and in accordance with past practices; (v) preservation of the business relationships of the Companies, both contractual and otherwise, with suppliers, customers, employees and patrons of the Companies; (vi) provisions for the survival of all representations and warranties for a period of eighteen (18) months from the closing secured to the mutually reasonable satisfaction of the parties; (vii) standard asset based prorations; (viii) a provision requiring a good faith deposit by the Buyer at the time of execution of the Acquisition Agreements to secure Buyer's obligation to pay liquidated damages in the event that the Buyer fails to consummate the Acquisitions due solely to Buyer's breach of the Acquisition Agreements, including the Buyer's breach of representations and warranties, and (ix) the guarantee of SFX Broadcasting, Inc.

     The Acquisition Agreements shall condition the closing of the Acquisitions upon: (i) obtaining all necessary consents to the Acquisitions so that the Buyer shall enjoy the same benefits of ownership of the Companies as the current shareholders currently enjoy; (ii) the continued truth and accuracy of the representations and warranties in the Acquisition Agreements; (iii) the maintenance of the Sellers' business and the Companies free of material adverse damage or change; (iv) the conduct of the Companies' business in accordance with


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Mr. Dave Lucas
Mr. Steve Sybesma
March 4, 1997
Page 4


present practices during the contract period; (v) delivery of audits from big six accounting firms for those companies which have historically had audits prepared, which audits the Companies shall cause SFX to be permitted to use in any Securities and Exchange Commission filings; (vi) delivery of legal opinions as to zoning and licensing of the Companies properties and the transferability and effectiveness thereof; and (vii) Robert F.X. Sillerman being "in control" of SFX, within the meaning of that term under the rules and regulations of the Federal Communications Commission, at the time of the closing.

     In addition, SFX will enter into mutually agreeable employment agreements with each of you at a base salaries of $200,000 per year and minimum bonuses of $50,000 per year. The agreements shall provide that you will be able to participate in SFX's stock option plans, medical plans and other benefit plans at the same level as other senior executives of SFX.

     We will review with you and your counsel the proposed structure of these transactions and make reasonable adjustments to maximize tax advantages, so long as they are at no cost to SFX.

     Unless and until the existence of this letter is publicly disclosed by the Buyer in a public document filed under the securities laws, the existence and contents of this letter shall be maintained as confidential by both parties hereto.

     The parties to this letter shall expeditiously proceed with the evaluation of the Acquisitions and the finalization of due diligence by the Buyer and the good faith negotiation of the Acquisition Agreements within thirty (30) days from the date hereof.

     The Sellers agree that from the signing of this letter of intent until such time as the Acquisition Agreements are executed or this letter is terminated, the Sellers will not seek other buyers for the Companies nor cooperate in the evaluation of the operation of its business by a third party. This letter shall, unless extended in writing, terminate thirty (30) days from the date hereof.

     Please indicate that this letter accurately reflects our mutual present intent with respect to the Acquisitions, as well as your agreement to the confidentiality provisions set forth herein, which provisions shall survive be termination of this letter, by signing and returning the duplicate copy of this letter provided for that purpose, by the close of business on Friday, March 7, 1997.




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Mr. Dave Lucas
Mr. Steve Sybesma
March 4, 1997
Page 5

     We look forward to the successful consummation of this transaction.

                                          Very truly yours,


SFX BROADCASTING, INC.


By: /s/  Robert F.X. Sillerman
   ----------------------------------
   Name:  Robert F.X. Sillerman
   Title: Chairman


Agreed to:


/s/  Dave Lucas
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Dave Lucas

/s/  Steve Sybesma
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Steve Sybesma